EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-92997 of Prosperity Bancshares, Inc. on Form S-8 of our report dated June 26, 2012, appearing in this annual report on Form 11-K of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

/s/ Melton & Melton, L.L.P.

Houston, Texas

June 26, 2012